Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities Linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company due June 3, 2016	$4,500,000.00	$579.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated August 24, 2012)

UBS AG $4,500,000 Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company due June 3, 2016

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company (each an “underlying equity” and together the “underlying equities”). UBS will pay a quarterly contingent coupon payment if the closing prices of all of the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities early if the closing prices of all of the underlying equities on any quarterly observation date are equal to or greater than their respective initial prices. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the Securities are not called prior to maturity and a trigger event has occurred, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative return of the least performing underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. A trigger event is deemed to have occurred if the closing price of any one of the underlying equities is less than its respective trigger price on the trigger observation date, which is the final valuation date. Investing in the Securities involves significant risks. You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs. The Securities will not pay a contingent coupon if the price of any underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the price of any one underlying equity is less than its respective initial price on an observation date. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing prices of all of the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing prices of all of the underlying equities on any quarterly observation date are equal to or greater than their respective initial prices. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If by maturity the Securities have not been called and a trigger event has occurred, UBS will repay less than the principal amount, if anything, resulting in a loss of principal that is proportionate to the negative underlying return of the least performing underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	May 28, 2014
Settlement Date*	May 30, 2014
Observation Dates**	Quarterly (see page 3)
Final Valuation Date**	May 31, 2016
Maturity Date**	June 3, 2016

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-17 of the Trigger Phoenix Autocallable Optimization Securities product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company. The Securities are offered at a minimum investment of 1 Security at $1,000.00 per Security, and integral multiples of $1,000.00 in excess thereof.

Underlying Equities	Tickers	Contingent Coupon Rate	Initial Prices	Trigger Prices	Coupon Barriers	CUSIP	ISIN
Common stock of Bank of America Corporation	BAC		$15.14	$11.36, which is 75% of the Initial Price	$11.36, which is 75% of the Initial Price
Common stock of Bristol-Myers Squibb Company	BMY	13.00% per annum	$48.63	$36.47, which is 75% of the Initial Price	$36.47, which is 75% of the Initial Price	90270KCB3	US90270KCB35
Common stock of General Electric Company	GE		$26.66	$20.00, which is 75% of the Initial Price	$20.00, which is 75% of the Initial Price

The estimated initial value of the Securities as of the trade date is $955.10 for Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement relating to the Securities, dated August 24, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger Phoenix Autocallable Optimization Securities product supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company	$4,500,000.00	$1,000.00	$94,500.00	$21.00	$4,405,500.00	$979.00

(1)

Our affiliate, UBS Securities LLC, will receive an underwriting discount of $21.00 per $1,000.00 principal amount for each Security sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to a third party distributor. The total underwriting discount and proceeds to UBS AG reflect the total amount of the underwriting discount.

(2)

Notwithstanding the underwriting discount received by the third party distributor from UBS Securities LLC described above, certain registered investment advisors unaffiliated from UBS may purchase Securities from such third party distributor at a purchase price of $979.00 per $1,000.00 principal amount of the Securities, and such third party distributor, with respect to sales made to such registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.

UBS Securities LLC	UBS Investment Bank
Pricing Supplement dated May 28, 2014

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Phoenix Autocallable Optimization Securities product supplement dated August 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512367996/d402341d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “Trigger Phoenix Autocallable Optimization Securities product supplement” mean the UBS product supplement, dated August 24, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing of the underlying equities.

♦

You believe the closing price of each of the underlying equities will be equal to or greater than its respective coupon barriers on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will not occur, meaning the closing prices of all of the underlying equities will be greater than or equal to their respective trigger prices on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the prices of the underlying equities and that your potential return is limited to the contingent coupon payments specified in this pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You are willing to invest in the Securities based on the coupon barriers and trigger levels specified on the cover hereof.

♦	You are willing to invest in the Securities based on the contingent coupon rate specified on the cover hereof.

♦	You are willing to forgo dividends paid on the underlying equities and you do not seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

♦

You believe that the price of any of the underlying equities will decline during the term of the Securities and is likely to be less than its coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing price of any of the underlying equities will be below its respective trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equities or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equities.

♦	You are unwilling to invest in the Securities based on the coupon barriers and trigger levels specified on the cover hereof.

♦	You are unwilling to invest in the Securities based on the contingent coupon rate specified on the cover hereof.

♦	You prefer to receive the dividends paid on the underlying equities and you seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Security
Term(1)	Approximately 24 months, unless called earlier.
Underlying Equities	The common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company.
Contingent Coupon

If the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 3).

If the closing price of any one underlying equity is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 3). The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing prices of all of the underlying equities are greater than or equal to their respective coupon barriers. The table below reflects the contingent coupon rate of 13.00% per annum for the Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company.

Contingent Coupon (per Security) Bank of America Corporation, Bristol-Myers Squibb Company and General Electric Company
$32.50
Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of any underlying equity is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing price of any one of the underlying equities is less than its respective trigger price on the trigger observation date.

In this case, you will be exposed to the decline of the least performing underlying equity from the trade date to the final valuation date.

Trigger Observation Date	May 31, 2016, which is the final valuation date. The trigger observation date may be postponed due to a market disruption event as set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.
Contingent Coupon Rate	The contingent coupon rate is 13.00% per annum for Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of Bristol-Myers Squibb Company and the common stock of General Electric Company.
Automatic Call Feature

The Securities will be called automatically if the closing prices of all of the underlying equities on any quarterly observation date are equal to or greater than their respective initial prices.

If the Securities are called on any quarterly observation date, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an automatic call if the price of any one underlying equity is less than its respective initial price on an observation date.

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

Payment at Maturity (per Security)

If the Securities are not called and a trigger event does not occur, UBS will pay you a cash payment per Security on the maturity date equal to $1,000.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment per security on the maturity date that is less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return of the least performing underlying equity, for an amount equal to:

$1,000.00 + ($1,000.00 x Underlying Return of the Least

Performing Underlying Equity)

You will lose some or all of your principal amount if the Securities are not called and a trigger event occurs.

Least Performing Underlying Equity	The underlying equity with the largest percentage decrease between its initial price and its final price, as compared to the percentage decreases or increases between the respective initial price and final price of all of the underlying equities. The determination of the least performing underlying equity may be affected by the occurrence of certain corporate events affecting one or all of the underlying equities.
Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of each underlying equity, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Coupon Barrier	A percentage of the initial price of each underlying equity, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Initial Price	The closing price of each underlying equity on the trade date, as specified on the cover of this pricing supplement (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the Trigger Phoenix Autocallable Optimization Securities product supplement).
Final Price	The closing price of each underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial price of each underlying equity is observed, and the trigger price and coupon barrier for each underlying equity are determined.

Quarterly

If the closing prices of all of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing prices of all of the underlying equities on any quarterly observation date are equal to or greater than their respective initial prices. If the Securities are called UBS will pay you a cash payment per Security equal to $1,000.00 plus the contingent coupon otherwise due on such date.

Maturity date

The final price of each underlying equity is observed on the final valuation date.

If the Securities have not been called and a trigger event has not occurred, UBS will repay the principal amount equal to $1,000.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the least performing underlying equity, for an amount equal to:

$1,000.00 + ($1,000.00 x Underlying Return of the Least

Performing Underlying Equity)

per Security

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Securities will not pay a contingent coupon if the price of any one underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the price of any one underlying equity is less than its respective initial price on an observation date. If not called, you will lose some or all of your investment at maturity if a trigger event occurs.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
August 28, 2014	September 2, 2014
November 28, 2014	December 2, 2014
March 2, 2015	March 4, 2015
May 28, 2015	June 1, 2015
August 28, 2015	September 1, 2015
November 30, 2015	December 2, 2015
February 29, 2016	March 2, 2016
May 31, 2016	June 3, 2016

(1)	Subject to the market disruption event provisions set forth in the Trigger Phoenix Autocallable Optimization Securities product supplement beginning on page PS-37.

(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equities. Some of the risks that apply to the offering of Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the Trigger Phoenix Autocallable Optimization Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur. If the Securities are not called and a trigger event occurs, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the least performing underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the prices of all of the underlying equities are equal to or greater than their respective trigger prices.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of any of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of any of the underlying equities is less than its respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equities — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equities’ risk of decline even though you are not able to participate in any appreciation in the price of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equities reflects a higher expectation as of the trade date that the price of any underlying equity could be less than its respective trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is a fixed amount, the volatilities of the underlying equities can change significantly over the term of the Securities. The prices of the underlying equities for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing prices of all of the underlying equities are equal to or greater than their respective initial prices on any quarterly observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

You are exposed to the price risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of common stocks or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each of the underlying equities. Poor performance by any of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying equity. For the Securities to be automatically called or to receive any contingent coupon payment or contingent repayment of principal at maturity from UBS, the closing price or final price, as applicable, of all underlying equities must be greater than or equal to their initial prices, coupon barriers and trigger prices, respectively, on the applicable observation date or trigger observation date. In addition, if the Securities are not called prior to maturity and if the final price of any underlying equity is less than its trigger price and coupon barrier as of the final valuation date, you will be fully exposed to the negative return of the least performing underlying equity, even if the other underlying equity has appreciated. Accordingly, your investment is subject to the price risk of each underlying equity.

♦

Because the Securities are linked to the performance of more than one underlying equity (instead of to the performance of one underlying equity), it is more likely that one of the underlying equities will decrease in value below its trigger price, increasing the probability that you will lose some or all of your initial investment — The risk that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that a trigger event will occur, and therefore it is more likely that you will not receive contingent coupon payments on the applicable coupon payment dates and that you will receive an amount in cash that is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of each underlying equity can rise or fall sharply due to factors specific to such underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should conduct your own investigation into the respective underlying equity issuers and the underlying equities for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “Bank of America Corporation,” “Bristol-Myers Squibb Company,” and “General Electric Company” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by each underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the underlying equities, the correlation among the underlying equities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the including the price, volatility and expected dividends on the underlying equities; the correlation among the underlying equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the prices of the underlying equities will rise or fall. The closing prices of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equities. You should be willing to accept the downside risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying equities — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equities during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equities may have. Furthermore, the underlying equities may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between the underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity issuers. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying equity issuers. However, we are not affiliated with the underlying equity issuers and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equity and the underlying equity issuer for your Securities. The underlying equity issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting an underlying equity, the calculation agent may make adjustments to that underlying equity’s initial price, trigger price, or coupon barrier. However, the calculation agent will not make an adjustment in response to all events that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement, or this pricing supplement, as necessary to achieve an equitable result. Following certain corporate events relating to an underlying equity issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the common stock or American depositary shares of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such corporate event. If an underlying equity issuer becomes subject to (i) a corporate event whereby an underlying equity is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on common stock or American depositary shares issued by another company. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-47 of the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equities, may adversely affect the market price of the underlying equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by each underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger level and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount specified on the cover hereof to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 24 months
Contingent Coupon Rate:	13.00% per annum (or 3.25% per quarter)
Contingent Coupon:	$32.50 per quarter
Observation Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date
Initial Price:
Underlying Equity A:	$25.00
Underlying Equity B:	$50.00
Underlying Equity C:	$30.00
Coupon Barrier:
Underlying Equity A:	$18.75 (which is 75% of the Initial Price)
Underlying Equity B:	$37.50 (which is 75% of the Initial Price)
Underlying Equity C:	$22.50 (which is 75% of the Initial Price)
Trigger Price:
Underlying Equity A:	$18.75 (which is 75% of the Initial Price)
Underlying Equity B:	$37.50 (which is 75% of the Initial Price)
Underlying Equity C:	$22.50 (which is 75% of the Initial Price)

Example 1 — Securities are called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date

Underlying Equity A: $27.00 (at or above Initial Price and Coupon Barrier)

Underlying Equity B: $50.00 (at or above Initial Price and Coupon Barrier)

Underlying Equity C: $30.00 (at or above Initial Price and Coupon Barrier)

$1,032.50 (Settlement Amount)
	Total Payment	$1,032.50 (3.25% total return)

Since the Securities are called on the first observation date (which is approximately three months after the trade date), UBS will pay on the call settlement date a total of $1,032.50 per Security (reflecting your principal amount plus the applicable contingent coupon), a 3.25% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Price	Payment (per Security)
First Observation Date

Underlying Equity A: $20.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity B: $40.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity C: $23.00 (at or above Coupon Barrier; below Initial Price)

		$32.50 (Contingent Coupon)
Second Observation Date

Underlying Equity A: $22.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity B: $42.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity C: $24.00 (at or above Coupon Barrier; below Initial Price)

		$32.50 (Contingent Coupon)
Third through Seventh Observation Dates	Underlying Equity A: Various (all at or above Coupon Barrier; below Initial Price) Underlying Equity B: Various (all at or above Coupon Barrier; below Initial Price) Underlying Equity C: Various (all below Coupon Barrier)	$0.00
Final Valuation Date

Underlying Equity A: $23.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)

Underlying Equity B: $47.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)

Underlying Equity C: $25.00 (at or above Coupon Barrier and Trigger Price; below Initial Price)

		$1,032.50 (Payment at Maturity)
	Total Payment	$1,097.50 (9.75% total return)

Since the Securities are not called and a trigger event has not occurred, at maturity, UBS will pay a total of $1,032.50 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon payments of $65.00 received in respect of the prior observation dates, UBS will have paid a total of $1,097.50, a 9.75% total return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Price	Payment (per Security)
First Observation Date

Underlying Equity A: $23.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity B: $41.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity C: $25.00 (at or above Coupon Barrier; below Initial Price)

$32.50 (Contingent Coupon)
Second Observation Date

Underlying Equity A: $20.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity B: $42.00 (at or above Coupon Barrier; below Initial Price)

Underlying Equity C: $27.00 (at or above Coupon Barrier; below Initial Price)

$32.50 (Contingent Coupon)
Third through Seventh Observation Dates	Underlying Equity A: Various (all below Coupon Barrier) Underlying Equity B: Various (all below Coupon Barrier) Underlying Equity C: Various (all below Coupon Barrier)	$0.00
Final Valuation Date	Underlying Equity A: $30.00 (at or above Initial Price) Underlying Equity B: $20.00 (below Coupon Barrier and Trigger Price) Underlying Equity C: $40.00 (at or above Initial Price)	$1,000.00 + [$1,000.00 × Underlying Return of Least Performing Underlying Equity] = $1,000.00 + [$1,000.00 × -60%] = $1,000.00 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment	$465.00 (53.50% loss)

Since the Securities are not called and the final price of Underlying Equity B is below its trigger price, a trigger event has occurred. Therefore, you will be exposed to the negative return of the least performing underlying equity and at maturity UBS will pay you $400.00 per Security. When added to the contingent coupon payments of $65.00 received in respect of prior observation dates, UBS will have paid you $465.00 per Security for a loss on the Securities of 53.50%.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero.

The Securities will not pay a contingent coupon if any one underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if any one underlying equity is less than its respective initial price on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equities

All disclosures contained in this pricing supplement regarding the underlying equities are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equities contained in this pricing supplement. You should make your own investigation into the underlying equities.

Included on the following pages is a brief description of the underlying equities. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equities. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and the first calendar quarter of 2014. Partial data is provided for the second calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equities as an indication of future performance.

Each of the underlying equities is registered under the Securities Act of 1934, as amended (the “Exchange Act”).

Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of each underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking subsidiaries and various nonbanking subsidiaries throughout the United States and in international markets, it provides banking and nonbanking financial services and products through five operating segments: Consumer & Business Banking (CBB), Consumer Real Estate Services (CRES), Global Wealth & Investment Management (GWIM), Global Banking and Global Markets, with the remaining operations recorded in All Other. GWIM consists of two primary businesses: Merrill Lynch Global Wealth Management (“Merrill Lynch”) and U.S. Trust, Bank of America Private Wealth Management (“U.S. Trust”). Merrill Lynch provides tailored solutions to meet clients’ needs through brokerage, banking and retirement products in both domestic and international locations. U.S. Trust, together with Merrill Lynch’s Private Banking & Investments Group, provides wealth management solutions for wealthy and ultra-wealthy clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs. CBB includes Deposits and Consumer Lending, offers a diversified range of credit, banking and investment products and services to consumers and businesses. CRES includes home loans and legacy assets & servicing. Global Banking includes global corporate and global commercial banking, and investment banking, provides a range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through its network of offices and client relationship teams. Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is http://www.bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to Bank of America.

Historical Information

The following table sets forth the quarterly high and low closing prices for Bank of America’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Bank of America’s common stock on May 28, 2014 was $15.14. Past performance of Bank of America’s common stock is not indicative of the future performance of Bank of America’s common stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$18.04	$14.45	$17.85
4/1/2010	6/30/2010	$19.48	$14.37	$14.37
7/1/2010	9/30/2010	$15.67	$12.32	$13.11
10/1/2010	12/31/2010	$13.56	$10.95	$13.34
1/3/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/3/2011	12/30/2011	$7.35	$4.99	$5.56
1/3/2012	3/30/2012	$9.93	$5.80	$9.57
4/2/2012	6/29/2012	$9.68	$6.83	$8.18
7/2/2012	9/28/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/2/2013	3/29/2013	$12.78	$11.03	$12.18
4/1/2013	6/28/2013	$13.83	$11.44	$12.86
7/1/2013	9/30/2013	$14.95	$12.83	$13.80
10/1/2013	12/31/2013	$15.88	$13.69	$15.57
1/2/2014	3/31/2014	$17.92	$16.10	$17.20
4/1/2014*	5/28/2014*	$17.34	$14.51	$15.14

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Bank of America’s common stock from January 3, 2000 through May 28, 2014, based on information from Bloomberg. The dotted line represents the trigger price and coupon barrier of $11.36, which is equal to 75% of the closing price on May 28, 2014. Past performance of Bank of America’s common stock is not indicative of the future performance of Bank of America’s common stock.

Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceutical products on a global basis. Bristol-Myers Squibb’s products are sold worldwide, primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. It manufactures products in the United States, Puerto Rico and in six foreign countries. Bristol-Myers Squibb’s pharmaceutical products include chemically-synthesized drugs, or small molecules, and an increasing portion of biological products, or biologics or large molecules. Small molecule drugs are typically administered orally in the form of a pill, although there are other drug delivery mechanisms that are used as well. Biologics are administered to patients through injections. Its revenues come from products in therapeutic classes: cardiovascular; virology, including human immunodeficiency virus (HIV) infection; oncology; neuroscience; immunoscience, and metabolics. Information filed by Bristol-Myers Squibb with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. Bristol-Myers Squibb’s website is http://www.bms.com. Bristol-Myers Squibb’s common stock is listed on the New York Stock Exchange under the ticker symbol “BMY.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to Bristol-Myers Squibb

Historical Information

The following table sets forth the quarterly high and low closing prices for Bristol-Myers Squibb’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of Bristol-Myers Squibb’s common stock on May 28, 2014 was $48.63. Past performance of Bristol-Myers Squibb’s common stock is not indicative of the future performance of Bristol-Myers Squibb’s common stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$27.00	$23.89	$26.70
4/1/2010	6/30/2010	$26.95	$22.44	$24.94
7/1/2010	9/30/2010	$27.93	$24.65	$27.11
10/1/2010	12/31/2010	$27.51	$25.24	$26.48
1/3/2011	3/31/2011	$27.29	$24.97	$26.43
4/1/2011	6/30/2011	$29.33	$26.46	$28.96
7/1/2011	9/30/2011	$31.49	$26.38	$31.38
10/3/2011	12/30/2011	$35.29	$30.15	$35.24
1/3/2012	3/30/2012	$35.01	$31.85	$33.75
4/2/2012	6/29/2012	$35.95	$32.47	$35.95
7/2/2012	9/28/2012	$36.15	$31.57	$33.75
10/1/2012	12/31/2012	$34.38	$30.81	$32.59
1/2/2013	3/29/2013	$41.19	$32.71	$41.19
4/1/2013	6/28/2013	$47.68	$39.68	$44.69
7/1/2013	9/30/2013	$47.53	$41.32	$46.28
10/1/2013	12/31/2013	$53.84	$46.41	$53.15
1/2/2014	3/31/2014	$56.61	$48.54	$51.95
4/1/2014*	5/28/2014*	$52.19	$47.96	$48.63

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Bristol-Myers Squibb’s common stock from January 3, 2000 through May 28, 2014, based on information from Bloomberg. The dotted line represents the trigger price and coupon barrier of $36.47, which is equal to 75% of the closing price on May 28, 2014. Past performance of Bristol-Myers Squibb’s common stock is not indicative of the future performance of Bristol-Myers Squibb’s common stock.

General Electric Company

According to publicly available information, General Electric Company (“General Electric”) is an infrastructure and financial services company. General Electric’s products and services range from aircraft engines, power generation, oil and gas production equipment, and household appliances to medical imaging, business and consumer financing and industrial products. General Electric serves customers in more than 100 countries. General Electric operates through eight segments: Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital. The Power & Water segment serves power generation, industrial, government and other customers worldwide with products and services related to energy production. The Oil & Gas segment supplies equipment for the global oil and gas industry. The Energy Management segment provides integrated electrical products and systems used to distribute, protect and control energy and equipment. The Aviation segment is produces, sells and services jet engines, turboprop and turbo shaft engines, and related replacement parts for use in military and commercial aircraft. The Healthcare segment is a provider of healthcare technologies to developed, developing and emerging countries. The Transportation segment provides technology solutions for customers in a range of industries, including railroad, marine, drilling, mining, transit and stationary. The Appliances & Lighting segment sells and services major home appliances including refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners, residential water systems for filtration, softening and heating, and hybrid water heaters. The GE Capital segment offers a range of financial products and services worldwide that include commercial loans and leases, fleet management, financial programs, credit cards, personal loans and other financial services. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to General Electric.

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of General Electric’s common stock on May 28, 2014 was $26.66. Past performance of General Electric’s common stock is not indicative of the future performance of General Electric’s common stock.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/4/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010	12/31/2010	$18.32	$15.76	$18.29
1/3/2011	3/31/2011	$21.52	$18.28	$20.05
4/1/2011	6/30/2011	$20.65	$17.97	$18.86
7/1/2011	9/30/2011	$19.30	$15.01	$15.24
10/3/2011	12/30/2011	$18.23	$14.69	$17.91
1/3/2012	3/30/2012	$20.21	$18.36	$20.07
4/2/2012	6/29/2012	$20.84	$18.15	$20.84
7/2/2012	9/28/2012	$22.73	$19.44	$22.71
10/1/2012	12/31/2012	$23.12	$20.01	$20.99
1/2/2013	3/29/2013	$23.77	$20.90	$23.12
4/1/2013	6/28/2013	$24.33	$21.35	$23.19
7/1/2013	9/30/2013	$24.86	$22.90	$23.89
10/1/2013	12/31/2013	$28.03	$23.57	$28.03
1/2/2014	3/31/2014	$27.50	$24.35	$25.89
4/1/2014*	5/28/2014*	$26.92	$25.43	$26.66

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through May 28, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of General Electric’s common stock from January 3, 2000 through May 28, 2014, based on information from Bloomberg. The dotted line represents the trigger price and coupon barrier of $20.00, which is equal to 75% of the closing price on May 28, 2014. Past performance of General Electric’s common stock is not indicative of the future performance of General Electric’s common stock.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equities. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for a period of one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single debt instrument, or pursuant to some other characterization such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-54 of the Trigger Phoenix Autocallable Optimization Securities product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other index-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-52 of the Trigger Phoenix Autocallable Optimization Securities product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupon payments is unclear. Subject to the discussion below with respect to Section 871(m) and FATCA, we currently do not intend to withhold any tax on any contingent coupon payments made to a Non-U.S. Holder that provides us (or the applicable paying agent) with a fully completed and validly executed applicable Internal revenue Service (“IRS”) Form W-8. However, it is possible that the Internal Revenue Service could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treat). We will not pay any additional amounts in respect of such withholding.

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under recently proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including shares of the underlying equity), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying equity. Nevertheless, if we (or the applicable paying agent) are required to withhold, we (or the applicable paying agent) would be entitled to do so without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Proposed Legislation. Moreover, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. Federal Income Tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC intends to resell the Securities to third party distributors at a discount from the issue price to public equal to the underwriting discount set forth on the cover of this pricing supplement. Certain unaffiliated registered investment advisors will purchase Securities from third party distributors at a purchase price of $979.00 per $1,000.00 principal amount of the Securities, and third party distributors, with respect to sales made to such unaffiliated registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.